Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIN MEDIA LLC

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of LIN Media LLC, a Delaware limited liability company (the “Company”), is made as of March 20, 2014.  Capitalized terms used herein and not otherwise defined are used as defined in the Current Agreement (as defined below).

WHEREAS, the Company was formed pursuant to the Certificate of Formation of the Company, dated February 11, 2013, as filed in the office of the Secretary of State of the State of Delaware on February 11, 2013, and the Limited Liability Company Agreement of the Company, dated as of February 11, 2013 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 30, 2013 (the “Current Agreement”);

WHEREAS, pursuant to Section 14.2 of the Current Agreement, the Board of Directors of the Company has the authority to amend the Current Agreement to add a new provision thereto if the new provision (i) is not inconsistent with the DGCL (as if the Company were a Delaware corporation), any DGCL-Implementing Provision or any Charter Provision, and (ii) if adopted by a corporation subject to the DGCL, would be lawful and proper to include in the bylaws of such corporation;

WHEREAS, (i) the amendment to the Current Agreement contained herein is not inconsistent with the DGCL (as if the Company were a Delaware corporation), any DGCL-Implementing Provision or any Charter Provision, and (ii) if the amendment to the Current Agreement contained herein was adopted by a corporation subject to the DGCL, such amendment would be lawful and proper to include in the bylaws of such corporation; and

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company to amend the Current Agreement as set forth herein.

NOW, THEREFORE, the Current Agreement is hereby amended as follows:

I.                                        AMENDMENT.  The Current Agreement is hereby amended to add a new Section 18.11 thereto to read as follows:

“Section 18.11.             Exclusive Jurisdiction.  Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any Shareholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any Director, Officer or employee of the Company to the Company or the Shareholders, (c) any action or proceeding asserting a claim against the Company, its Directors, Officers or employees arising pursuant to any provision of the DGCL, the Act or this Agreement, (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Agreement or any provision of this Agreement, or (e) any action or proceeding asserting a claim against the Company, its Directors, Officers or employees governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over all indispensible parties named as defendants, and except for, as to each of (a) through (e) above, any claim which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, another state court located within the State of Delaware, or the federal district court for the District of Delaware.”

II.                                   MISCELLANEOUS

A.                                    Full Force and Effect.  Except to the extent modified hereby, the Current Agreement shall remain in full force and effect.

B.                                    Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

MEMBERS:

All of the Members of the Company, by an officer of the Company, pursuant to the power of attorney granted in Section 2.8 of the Current Agreement

/s/ Denise M. Parent
Name:	Denise M. Parent
Title:	Senior Vice President Chief Legal Officer